ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-177923 Dated December 18, 2013

JPMorgan Chase & Co. Airbag Autocallable Yield Optimization Notes

Linked to the common stock of Anadarko Petroleum Corporation due on or about December 29, 2014
Linked to the common stock of Halliburton Company due on or about December 29, 2014
Linked to the common stock of Fortinet, Inc. due on or about December 29, 2014

Investment Description
Airbag Autocallable Yield Optimization Notes are unsecured and unsubordinated notes issued by JPMorgan Chase & Co. ("JPMorgan Chase") (each, a "Note" and collectively, the "Notes") linked to the performance of the common stock of a specific company (the "Underlying Stock"). The issue price of each Note will be $1,000. On a monthly basis, JPMorgan Chase will pay you a coupon regardless of the performance of the applicable Underlying Stock unless the Notes have been previously automatically called. If the price of one share of the applicable Underlying Stock closes at or above the applicable Initial Price on any quarterly Observation Date, JPMorgan Chase will automatically call the Notes and pay you an amount equal to the principal amount per Note plus the corresponding monthly coupon and no further amounts will be owed to you. If by maturity, the Notes have not been automatically called, JPMorgan Chase will either pay you the principal amount per Note or, if the closing price of one share of the applicable Underlying Stock on the Final Valuation Date is below the specified Conversion Price, JPMorgan Chase will deliver to you a number of shares of the applicable Underlying Stock equal to the principal amount per Note divided by the Conversion Price (the "Share Delivery Amount") for each Note (subject to adjustments, in the sole discretion of the calculation agent, in the case of certain corporate events described in the accompanying product supplement no. UBS-2-III under "General Terms of Notes — Anti-Dilution Adjustments"). Investing in the Notes involves significant risks. You may lose some or all of your principal amount. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving a number of shares of the applicable Underlying Stock per Note at maturity that are worth less than your principal amount and the credit risk of JPMorgan Chase for all payments under the Notes. Generally, the higher the Coupon Rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase. If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features	Key Dates

❑Income — Regardless of the performance of the applicable Underlying Stock, JPMorgan Chase will pay you a monthly coupon unless the Notes have been previously automatically called. In exchange for receiving the monthly coupon on the Notes, you are accepting the risk of receiving shares of the applicable Underlying Stock per Note at maturity that are worth less than your principal amount and the credit risk of JPMorgan Chase for all payments under the Notes.

❑Automatic Call — The Notes will be called automatically if the price of one share of the applicable Underlying Stock closes at or above the applicable Initial Price on any quarterly Observation Date, including the Final Valuation Date. If the Notes are automatically called, you will receive on the applicable Call Settlement Date your principal amount plus the applicable coupon for that date and no further amounts will be owed to you.

❑Contingent Repayment of Principal Amount at Maturity — If by maturity the Notes have not been automatically called and the price of one share of the applicable Underlying Stock does not close below the applicable Conversion Price on the Final Valuation Date, JPMorgan Chase will pay you the principal amount per Note at maturity and you will not participate in any appreciation or decline in the value of the applicable Underlying Stock. If the Notes have not been previously automatically called and the price of one share of the applicable Underlying Stock closes below the applicable Conversion Price on the Final Valuation Date, JPMorgan Chase will deliver to you a number of shares of the applicable Underlying Stock equal to the Share Delivery Amount for each Note at maturity, which will likely be worth less than your principal amount and may have no value at all. The contingent repayment of principal applies only if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase.

	Trade Date[1]	December 20, 2013
	Original Issue Date (Settlement Date)[1]	December 31, 2013
	Observation Dates[2]	Quarterly (see page 4)
	Final Valuation Date[2]	December 22, 2014
	Maturity Date[2]	December 29, 2014
	[1]	Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Dates, the Final Valuation Date and/or the Maturity Date will be changed so that the stated term of the Notes remains the same. See "Supplemental Underwriting Information" for more details on the expected Settlement Date.
	[2]	Subject to postponement in the event of a market disruption event and as described under "Description of Notes — Postponement of an Observation Date" and "Description of Notes — Postponement of a Payment Date" in the accompanying product supplement no. UBS-2-III

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE UP TO THE FULL DOWNSIDE MARKET RISK OF THE APPLICABLE UNDERLYING STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER "KEY RISKS" BEGINNING ON PAGE 6 AND UNDER "RISK FACTORS" BEGINNING ON PAGE PS-6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. UBS-2-III BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offering
This free writing prospectus relates to three (3) separate Note offerings. Each issuance of offered Notes is linked to one, and only one, Underlying Stock. You may participate in any of the three (3) Note offerings or, at your election, in two or more of the offerings. This free writing prospectus does not, however, allow you to purchase a Note linked to a basket of some or all of the Underlying Stocks described below. The Notes will be issued in minimum denominations equal to $1,000 and integral multiples thereof. Each of the three (3) Note offerings is linked to the common stock of a different company, and each of the three (3) Note offerings has its own Coupon Rate, Initial Price and Conversion Price, each of which will be finalized on the Trade Date and provided in the pricing supplement. The actual Coupon Rate for each Note will not be less than the bottom of the applicable range listed below, but you should be willing to invest in the Notes if the Coupon Rate were set equal to the bottom of that range. The performance of each Note offering will not depend on the performance of the other Note offering.

Underlying Stock	Coupon Rate	Initial Price	Conversion Price*	CUSIP	ISIN
Common stock of Anadarko Petroleum Corporation (Bloomberg ticker: APC)	5.00% to 6.25% per annum	$•	85% of Initial Price	48127A518	US48127A5184
Common stock of Halliburton Company (Bloomberg ticker: HAL)	6.00% to 7.45% per annum	$•	90% of Initial Price	48127A492	US48127A4922
Common stock of Fortinet, Inc. (Bloomberg ticker: FTNT)	8.00% to 10.00% per annum	$•	80% of Initial Price	48127A377	US48127A3775

* The Conversion Price for each Underlying Stock may be rounded up to the nearest cent.

See "Additional Information about JPMorgan Chase & Co. and the Notes" in this free writing prospectus. The Notes will have the terms specified in the prospectus dated November 14, 2011, the prospectus supplement dated November 14, 2011, product supplement no. UBS-2-III dated February 28, 2013 and this free writing prospectus. The terms of the Notes as set forth in this free writing prospectus, to the extent they differ or conflict with those set forth in product supplement no. UBS-2-III, will supersede the terms set forth in product supplement no. UBS-2-III. In particular, please refer to "Additional Terms Specific to the Notes" in this free writing prospectus.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement and product supplement no. UBS-2-III. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Issuer
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the common stock of Anadarko Petroleum Corporation		$1,000		$15		$985
Notes linked to the common stock of Halliburton Company		$1,000		$15		$985
Notes linked to the common stock of Fortinet, Inc. Company		$1,000		$15		$985
(1)	See "Supplemental Use of Proceeds" in this free writing prospectus for information about the components of the price to public of the Notes.
(2)	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us that will not exceed $15 per $1,000 principal amount Note. See "Underwriting (Conflicts of Interest)" beginning on page PS-39 of the accompanying product supplement no. UBS-2-III.

If the Notes priced today and assuming a Coupon Rate equal to the middle of the applicable range listed above, the estimated value of the Notes as determined by J.P. Morgan Securities LLC, which we refer to as JPMS, would be approximately $974.90, $973.80 and $988.60 per $1,000 principal amount Note linked to the common stock of Anadarko Petroleum Corporation, linked to the common stock of Halliburton Company and linked to the common stock of Fortinet, Inc., respectively. JPMS's estimated value of the Notes, when the terms of the Notes are set, will be provided by JPMS in the pricing supplement and for each Note offering will not be less than $960.00 per $1,000 principal amount Note. See "JPMS's Estimated Value of the Notes" in this free writing prospectus for additional information.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Additional Information about JPMorgan Chase & Co. and the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offerings to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to these offerings that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and these offerings. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov and searching company filings for the term "JPMorgan Chase & Co." Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in these offerings will arrange to send you the prospectus, the prospectus supplement, product supplement no. UBS-2-III and this free writing prospectus if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

This free writing prospectus relates to three (3) separate Note offerings. Each issue of the offered Notes is linked to one, and only one, Underlying Stock. The purchaser of a Note will acquire a security linked to a single Underlying Stock (not to a basket or index that includes the other Underlying Stocks). You may participate in any of the three (3) Note offerings or, at your election, in two or more of the offerings. We reserve the right to withdraw, cancel or modify either of the offerings and to reject orders in whole or in part. While each Note offering relates only to a single Underlying Stock identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to that Underlying Stock (or the other Underlying Stocks) or as to the suitability of an investment in the Notes.

You should read this free writing prospectus together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011, relating to our Series E medium-term notes of which these Notes are a part, and the more detailed information contained in product supplement no. UBS-2-III dated February 28, 2013. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the accompanying product supplement no. UBS-2-III, as the Notes involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product supplement no. UBS-2-III dated February 28, 2013: http://www.sec.gov/Archives/edgar/data/19617/000089109213001766/e52355_424b2.pdf
♦	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
♦	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

As used in this free writing prospectus, the "issuer," "JPMorgan Chase," "we," "us" and "our" refer to JPMorgan Chase & Co.

Additional Terms Specific to the Notes

For purposes of the Notes offered by this free writing prospectus, notwithstanding anything to the contrary set forth under "General Terms of Notes — Calculation Agent" in the accompanying product supplement no. UBS-2-III, all calculations with respect to the Conversion Price for each Underlying Stock may be rounded up to the nearest cent (e.g., $0.761 is $0.77).

Investor Suitability

The Notes may be suitable for you if, among other considerations:

♦You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of the applicable Underlying Stock.

♦You believe the Underlying Stock will close at or above the Initial Price on one of the specified Observation Dates.

♦You believe the Final Price of the applicable Underlying Stock is not likely to be below the applicable Conversion Price and, if it is, you can tolerate receiving a number of shares of the applicable Underlying Stock per Note at maturity worth less than your principal amount or that may have no value at all.

♦You understand and accept that you will not participate in any appreciation in the price of the applicable Underlying Stock and that your return is limited to the coupons paid on the applicable Note.

♦You are willing to accept the risks of owning equities in general and the applicable Underlying Stock in particular.

♦You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the applicable Underlying Stock.

♦You would be willing to invest in the Notes if the applicable Coupon Rate was set equal to the bottom of the applicable range indicated on the cover hereof (the actual applicable Coupon Rate will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the bottom of the applicable range listed on the cover).

♦You are willing and able to hold notes that may be called early and you are otherwise willing to hold the Notes to maturity, a term of approximately 12 months.

♦You accept that there may be little or no secondary market for the Notes and that any secondary market will depend in large part on the price, if any, at which JPMS is willing to trade the Notes.

♦You are willing to assume the credit risk of JPMorgan Chase for all payments under the Notes, and understand that if JPMorgan Chase defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:

♦You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦You require an investment designed to provide a full return of principal at maturity.

♦You are not willing to make an investment that may have the full downside market risk of the applicable Underlying Stock.

♦You believe that the price of the applicable Underlying Stock will decline during the term of the Notes and that the Final Price of the applicable Underlying Stock is likely to be below the applicable Conversion Price, which could result in a total loss of your initial investment.

♦You cannot tolerate receiving a number of shares of the applicable Underlying Stock per Note at maturity worth less than your principal amount or that may have no value at all.

♦You seek an investment that participates in the full appreciation in the price of the applicable Underlying Stock or that has unlimited return potential.

♦You are not willing to accept the risks of owning equities in general and the applicable Underlying Stock in particular.

♦You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the applicable Underlying Stock.

♦You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦You would be unwilling to invest in the Notes if the applicable Coupon Rate was set equal to the bottom of the applicable range indicated on the cover hereof (the actual applicable Coupon Rate will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the bottom of the applicable range listed on the cover).

♦You are unable or unwilling to hold notes that may be called early or you are unable or unwilling to hold the Notes to maturity, a term of approximately 12 months, and seek an investment for which there will be an active secondary market.

♦You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the "Key Risks" beginning on page 6 of this free writing prospectus and "Risk Factors" in the accompanying product supplement no. UBS-2-III for risks related to an investment in the Notes.

Indicative Terms
Issuer	JPMorgan Chase & Co.
Issue Price per Note:	$1,000 per Note
Principal Amount per Note	$1,000 per Note
Underlying Stock	Common stock of Anadarko Petroleum Corporation Common stock of Halliburton Company Common stock of Fortinet, Inc.
Term[1]	Approximately 12 months, unless called earlier
Call Feature	The Notes will be automatically called if the closing price of one share of the applicable Underlying Stock on any Observation Date is equal to or greater than the applicable Initial Price. If the Notes are automatically called, JPMorgan Chase will pay you on the applicable Call Settlement Date a cash payment per Note equal to the principal amount plus the coupon for the applicable Coupon Payment Date and no further amounts will be owed on the Notes.
Observation Dates[1,2]	March 27, 2014 June 26, 2014 September 26, 2014 December 22, 2014 (Final Valuation Date)
Call Settlement Dates[2]	The Coupon Payment Date immediately following the applicable Observation Date, which will be 2nd business day following the applicable Observation Date, except that the Call Settlement Date for the Final Valuation Date is the Maturity Date
Coupon Payment	Coupons payable in arrears in twelve equal monthly installments based on the applicable Coupon Rate, regardless of the performance of the applicable Underlying Stock, unless the Notes have been previously automatically called. The Coupon Rate is expected to be between (i) 5.00% and 6.25% per annum for Notes linked to the common stock of Anadarko Petroleum Corporation, (ii) 6.00% and 7.45% per annum for Notes linked to the common stock of Halliburton Company and (iii) 8.00% and 10.00% per annum for Notes linked to the common stock of Fortinet, Inc. The actual Coupon Rate for each Note will be finalized on the Trade Date and provided in the pricing supplement.
1st Installment through 12th Installment (unless earlier called)

For Notes linked to the common stock of Anadarko Petroleum Corporation: expected to be between 0.4167% and 0.5208%

For Notes linked to the common stock of Halliburton Company: expected to be between 0.5000% and 0.6208%

For Notes linked to the common stock of Fortinet, Inc.: expected to be between 0.6667% and 0.8333%

The actual installment amounts will be based on the Coupon Rate and finalized on the Trade Date and provided in the pricing supplement.

Conversion Price[3]	A percentage of the applicable Initial Price, as specified on the cover of this free writing prospectus
Payment at Maturity (per Note)[4]

If the Notes have not been called and the Final Price of the applicable Underlying Stock is greater than or equal to the applicable Conversion Price on the Final Valuation Date, at maturity we will pay you an amount in cash equal to $1,000 for each $1,000 principal amount Note plus accrued and unpaid interest.

If the Notes have not been called and the Final Price of the applicable Underlying Stock is below the applicable Conversion Price on the Final Valuation Date, at maturity we will deliver to you a number of shares of the applicable Underlying Stock equal to the Share Delivery Amount (subject to adjustments) for each Note you own plus accrued and unpaid interest.

The value of shares delivered for the share delivery amount is expected to be worth less than the principal amount and may be worthless.

Share Delivery Amount[3,4]	The number of shares of the applicable Underlying Stock per $1,000 principal amount Note equal to $1,000 divided by the applicable Conversion Price, as finalized on the Trade Date and provided in the pricing supplement
Initial Price[3]	The closing price of one share of the applicable Underlying Stock on the Trade Date
Final Price	The closing price of one share of the applicable Underlying Stock on the Final Valuation Date
[1]	See footnote 1 under "Key Dates" on the front cover
[2]	See footnote 2 under "Key Dates" on the front cover
[3]

Subject to adjustment upon the occurrence of certain corporate events affecting the applicable Underlying Stock. See "General Terms of Notes — Anti-Dilution Adjustments" in the accompanying product supplement no. UBS-2-III. The Conversion Price for each Underlying Stock may be rounded up to the nearest cent.

[4]	We will pay cash in lieu of delivering any fractional shares of the applicable Underlying Stock in an amount equal to that fraction multiplied by the closing price of one share of the applicable Underlying Stock on the Final Valuation Date.

Investment Timeline

Trade Date:	The closing price of one share of the applicable Underlying Stock (Initial Price) is observed, the applicable Conversion Price and Share Delivery Amount are determined and the applicable Coupon Rate is finalized.

Monthly (including at maturity if not previously automatically called):	We pay the applicable coupon.

Quarterly (including the Final Valuation Date):

The Notes will be automatically called if the closing price of one share of the applicable Underlying Stock on any Observation Date is equal to or greater than the applicable Initial Price.

If the Notes are automatically called, we will pay you on the applicable Call Settlement Date a cash payment per Note equal to the principal amount plus the coupon for the applicable Coupon Payment Date and no further amount will be paid to you.

Maturity Date:

The Final Price is determined on the Final Valuation Date.

If the Notes have not been automatically called and the Final Price of the applicable Underlying Stock is greater than or equal to the applicable Conversion Price, we will pay you an amount in cash equal to $1,000 for each $1,000 principal amount Note.

If the Notes have not been automatically called and the Final Price of the applicable Underlying Stock is below the applicable Conversion Price, we will deliver to you a number of shares of the applicable Underlying Stock equal to the Share Delivery Amount for each Note you own.[4]

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR PRINCIPAL AMOUNT OR THAT MAY HAVE NO VALUE AT ALL. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE. IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Coupon Payment Dates

Coupons will be payable in arrears in twelve equal monthly installments on the Coupon Payment Dates listed below (unless earlier called):

January 31, 2014	July 31, 2014
February 28, 2014	August 29, 2014
March 31, 2014*	September 30, 2014*
April 30, 2014	October 31, 2014
May 30, 2014	November 28, 2014
June 30, 2014*	December 29, 2014* (the Maturity Date)

* Corresponding Call Settlement Dates for the applicable quarterly Observation Dates.

Each Coupon Payment Date is subject to postponement in the event of a market disruption event and as described under "Description of Notes — Postponement of a Payment Date" in the accompanying product supplement no. UBS-2-III. Each Coupon Payment will be payable to the holders of record of the Notes at the close of business on the date that is one business day prior to the applicable Coupon Payment Date.

What Are the Tax Consequences of the Notes?

You should review carefully the section entitled "Material U.S. Federal Income Tax Consequences" in the accompanying product supplement no. UBS-2-III. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Notes as units each comprising a Put Option and a debt component for U.S. federal income tax purposes. We will determine the portion of each Coupon Payment that we will allocate to interest on the debt component and to Put Premium, respectively, and will provide that allocation in the pricing supplement for the Notes. By purchasing the Notes, you agree to treat the Notes for U.S. federal income tax purposes consistently with the treatment and allocation as described above. We will follow this approach in determining our information reporting responsibilities, if any. If the Notes had priced on December 16, 2013 and assuming the Coupon Rates provided below, for each Note offering, we would have allocated as interest on the debt component and as Put Premium the following amounts:

Underlying Stock	Coupon Rate per Annum	Interest on Debt Component per Annum	Put Premium Component per Annum
Common stock of Anadarko Petroleum Corporation	5.625% per annum	0.490% per annum	5.135% per annum
Common stock of Halliburton Company	6.725% per annum	0.490% per annum	6.235% per annum
Common stock of Fortinet, Inc.	9.000% per annum	0.490% per annum	8.510% per annum

The actual Coupon Rate and allocation that we will determine for each Note offering will be finalized on the Trade Date and provided in the pricing supplement and may differ from the applicable hypothetical Coupon Rate and allocation, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities on the Trade Date. Assuming the treatment and allocation described above are respected, (a) interest on the debt component will be taxed as ordinary income, while the Put Premium will not be taken into account prior to maturity, sale or automatic call, and (b) assuming that you are an initial purchaser of Notes purchasing the Notes at the Issue Price for cash, (i) if at maturity or upon automatic call the Notes are settled in cash, you will recognize short-term capital gain in an amount equal to the total Put Premium received and (ii) if at maturity you receive the Underlying Stock, you generally will not recognize gain or loss with respect to the Put Premium or the Underlying Stock received; instead, the total Put Premium will reduce your basis in the Underlying Stock.

There are, however, other reasonable treatments that the Internal Revenue Service (the "IRS") or a court may adopt for the Notes, in which case the timing and character of your income or loss could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments. The notice focuses on a number of issues, the most relevant of which for investors in the Notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. While it is not clear whether the Notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice. Purchasers who are not initial purchasers of Notes at the Issue Price should also consult their tax advisers with respect to the tax consequences of an investment in the Notes, including possible alternative treatments, as well as the allocation of the purchase price of the Notes between the debt component and the Put Option.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the applicable Underlying Stock. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement no. UBS-2-III. We also urge you to consult your investment, legal, tax, accounting and other advisers before investing in the Notes.

Risks Relating to the Notes Generally

♦	Your Investment in the Notes May Result in a Loss — The Notes differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Notes. If the Notes have not been automatically called, we will pay you the principal amount of your Notes in cash only if the Final Price of the applicable Underlying Stock is greater than or equal to the applicable Conversion Price and only at maturity. If the Notes have not been automatically called and the Final Price of the applicable Underlying Stock is below the applicable Conversion Price, we will deliver to you a number of shares of the applicable Underlying Stock equal to the Share Delivery Amount (subject to adjustments) for each $1,000 principal amount Note that you own instead of the principal amount in cash. As a result, if the Final Price of the applicable Underlying Stock is below the applicable Conversion Price, you will be exposed on a leveraged basis to any such decline below the applicable Conversion Price. For example, if the Conversion Price for an offering of Notes equals 80% of the Initial Price of the applicable Underlying Stock and the Final Price of the applicable Underlying Stock is below its Conversion Price, you will lose 1.25% of your principal amount per Note for each additional 1% decline in the price of the applicable Underlying Stock below its Conversion Price. If you receive shares of the applicable Underlying Stock at maturity, the value of those shares will likely be less than the principal amount of the Notes or may have no value at all. Therefore, you could lose some or all of your principal amount.
♦	Credit Risk of JPMorgan Chase & Co. — The Notes are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Notes are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Notes and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any repayment of principal or any other amounts owed to you under the terms of the Notes and you could lose your entire investment.
♦	The Probability That the Applicable Final Price Will Fall Below the Applicable Conversion Price on the Final Valuation Date Will Depend on the Volatility of the Applicable Underlying Stock — "Volatility" refers to the frequency and magnitude of changes in the price of the applicable Underlying Stock. Greater expected volatility with respect to the applicable Underlying Stock reflects a higher expectation as of the Trade Date that the price of such stock could close below its applicable Conversion Price on the Final Valuation Date of the Notes, resulting in the loss of some or all of your investment if the Notes have not been previously automatically called. In addition, the applicable Coupon Rate is finalized on the Trade Date and provided in the pricing supplement and depends in part on this expected volatility. However, the applicable Underlying Stock's volatility can change significantly over the term of the Notes. The price of the applicable Underlying Stock for your Notes could fall sharply, which could result in a significant loss of principal.
♦	Contingent Repayment of Principal Applies Only at Maturity — If you are able to sell your Notes in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing price of one share of the applicable Underlying Stock is above the applicable Conversion Price. At maturity, if the Notes have not been automatically called, we will either repay you the full principal amount per $1,000 principal amount Note or, if the price of the applicable Underlying Stock closes below the applicable Conversion Price on the Final Valuation Date, we will deliver to you a number of shares of the applicable Underlying Stock equal to the Share Delivery Amount for each $1,000 principal amount Note at maturity, which will likely be worth less than your principal amount and may have no value at all. This contingent repayment of principal based on whether the Final Price is below the Conversion Price, applies only at maturity.
♦	Your Return Potential on the Notes Is Expected to Be Limited to the Accrued Coupon Payments, Regardless of Any Appreciation in the Value of the Applicable Underlying Stock — If the Notes are automatically called, the return on the Notes will be limited to the total of any coupons paid on the Notes up to and including the applicable Call Settlement Date, and you will not participate in any appreciation of the Underlying Stock, which may be significant. If the Notes are not automatically called, unless the applicable Final Price is less than the applicable Conversion Price, for each $1,000 principal amount Note, you will receive the principal amount at maturity plus any accrued and unpaid interest. If the applicable Final Price is less than the applicable Conversion Price, we will deliver to you a number of shares of the applicable Underlying Stock equal to the Share Delivery Amount for each $1,000 principal amount Note at maturity the value of which is most likely to be worth less than the principal amount as of the Maturity Date. Therefore, any positive return on the Notes is expected to be limited to the coupons paid on the Notes. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the applicable Underlying Stock during the term of the Notes.
♦	Reinvestment Risk — If your Notes are called early, the term of the Notes will be reduced and could be as short as 3 months and you will not receive any payment on the Notes after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable rate of return for a similar level of risk in the event the Notes are called prior to the Maturity Date.
♦	Contingent Repayment of Principal Depends Solely on the Closing Price of One Share of the Applicable Underlying Stock on the Final Valuation Date — If the Notes have not been automatically called and the closing price of one share of the applicable Underlying Stock on the Final Valuation Date (i.e., the Final Price) is less than the applicable Conversion Price, you will receive a predetermined number of shares of the Underlying Stock per Note on the Maturity Date instead of the principal amount of your Notes in cash, which are expected to be worth less than your principal amount and may be worthless. Because the Final Price will be determined based on the closing price on a single day near the end of the term of the Notes, the price of the applicable Underlying Stock at the Maturity Date or at other times during the term of the Notes could be at a level above the applicable Conversion Price. This difference could be particularly large if there is a significant decrease in the price of the applicable Underlying Stock during the later portion of the term of the Notes or if there is significant volatility in the price of the applicable Underlying Stock during the term of the Notes, especially on dates near the Final Valuation Date.
♦	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes and making the assumptions used to determine the pricing of the Notes and the estimated value of the applicable Notes when the terms of the Notes are set, which we refer to as JPMS's estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Notes and the value of the Notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the Notes could result in substantial returns for us or our affiliates while the value of the Notes declines. Please refer to "Risk Factors — Risks Relating to the Notes Generally" in the accompanying product supplement no. UBS-2-III for additional information about these risks. We and/or our affiliates may also currently or from time to time engage in business with the issuer of the applicable Underlying Stock, including extending loans to, or making equity investments in, the issuer of the applicable Underlying Stock or providing advisory services to the issuer of the applicable Underlying Stock. As a prospective purchaser of the Notes, you should undertake an independent investigation of the issuer of the applicable Underlying Stock as in your judgment is appropriate to make an informed decision with respect to an investment in the Notes.
♦	Single Stock Risk — The price of the applicable Underlying Stock can rise or fall sharply due to factors specific to that applicable Underlying Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. For additional information regarding each Underlying Stock and its issuer, please see "The Underlying Stocks" and the section applicable to each Underlying Stock issuer in this free writing prospectus and the respective issuer's SEC filings referred to in those sections. We urge you to review financial and other information filed periodically with the SEC by the issuer of the applicable Underlying Stock.
♦	JPMS's Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes — JPMS's estimated value is only an estimate using several factors. The original issue price of the Notes will exceed JPMS's estimated value of the applicable Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. See "JPMS's Estimated Value of the Notes" in this free writing prospectus.
♦	JPMS's Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others' Estimates — JPMS's estimated value of the applicable Notes is determined by reference to JPMS's internal pricing models when the terms of the Notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS's assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for Notes that are greater than or less than JPMS's estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Notes from you in secondary market transactions. See "JPMS's Estimated Value of the Notes" in this free writing prospectus.
♦	JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt — The internal funding rate used in the determination of JPMS's estimated value of the applicable Notes generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. See "JPMS's Estimated Value of the Notes" in this free writing prospectus.
♦	The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Notes for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See "Secondary Market Prices of the Notes" in this free writing prospectus for additional information relating to this initial period. Accordingly, the estimated value of your Notes during this initial period may be lower than the value of the Notes as published by JPMS (and which may be shown on your customer account statements).
♦	Secondary Market Prices of the Notes Will Likely Be Lower Than the Original Issue Price of the Notes — Any secondary market prices of the Notes will likely be lower than the original issue price of the Notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Notes. As a result, the price, if any, at which JPMS will be willing to buy Notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Notes.
The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity. See "— Lack of Liquidity" below.
♦	Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors — The secondary market price of the Notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the value of the applicable Underlying Stock, including:
♦	any actual or potential change in our creditworthiness or credit spreads;
♦	customary bid-ask spreads for similarly sized trades;
♦	secondary market credit spreads for structured debt issuances;
♦	the actual and expected volatility in the closing price of one share of the applicable Underlying Stock;
♦	the time to maturity of the Notes;
♦	the dividend rate on the applicable Underlying Stock;
♦	the occurrence of certain events affecting the issuer of the applicable Underlying Stock that may or may not require an adjustment to the applicable Initial Price, the applicable Conversion Price and the applicable Share Delivery Amount, including a merger or acquisition;
♦	interest and yield rates in the market generally; and
♦	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Notes, if any, at which JPMS may be willing to purchase your Notes in the secondary market.
♦	No Dividend Payments or Voting Rights or Other Ownership Rights in the Applicable Underlying Stock — As a holder of the Notes, you will not have any ownership interest or rights in the applicable Underlying Stock, such as voting rights or rights to receive cash dividends or other distributions. In addition, the issuer of the applicable Underlying Stock will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of the applicable Underlying Stock and the Notes.
♦	No Affiliation with the Applicable Underlying Stock Issuer — We are not affiliated with the issuer of the applicable Underlying Stock. We have not independently verified the information about the applicable Underlying Stock issuer contained in this free writing prospectus or in product supplement no. UBS-2-III. You should make your own investigation into the applicable Underlying Stock and its issuer. We are not responsible for the applicable Underlying Stock issuer's public disclosure of information, whether contained in SEC filings or otherwise.
♦	Lack of Liquidity — The Notes will not be listed on any securities exchange. JPMS intends to offer to purchase the Notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.
♦	Anti-Dilution Protection Is Limited and May Be Discretionary — Although the calculation agent will adjust the amount payable at maturity by adjusting the number of shares of the applicable Underlying Stock that may be delivered for certain corporate events (such as stock splits and stock dividends) affecting the applicable Underlying Stock and making other related adjustments that may affect the likelihood of an automatic call, the calculation agent is not required to make an adjustment for every corporate event that can affect the applicable Underlying Stock. If an event occurs that does not require the calculation agent to make these adjustments, the market value of your Notes, whether the Notes will be automatically called and the payment at maturity, if any, may be materially and adversely affected. You should also be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from what is described in the accompanying product supplement as it deems necessary to ensure an equitable result. Subject to the foregoing, the calculation agent is under no obligation to consider your interests as a holder of the Notes in making these determinations.
♦	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations (for example, with respect to the issuer of the applicable Underlying Stock) that are inconsistent with investing in or holding the Notes, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the applicable Underlying Stock and could affect the value of the applicable Underlying Stock, and therefore the market value of the Notes.
♦	Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax adviser about your tax situation.

♦	Potential JPMorgan Chase & Co. Impact on the Market Price of the Underlying Stock — Trading or transactions by JPMorgan Chase & Co. or its affiliates in the applicable Underlying Stock or in futures, options or other derivative products on the applicable Underlying Stock may adversely affect the market value of the applicable Underlying Stock and, therefore, the market value of the Notes.
♦	The Final Terms and Valuation of the Notes Will Be Finalized on the Trade Date and Provided in the Pricing Supplement — The final terms of the Notes will be based on relevant market conditions when the terms of the Notes are set and will be finalized on the Trade Date and provided in the pricing supplement. In particular, each of JPMS's estimated value and the Coupon Rate for each Note will be finalized on the Trade Date and provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this free writing prospectus. Accordingly, you should consider your potential investment in the Notes based on the minimums for JPMS's estimated value and the Coupon Rate of the applicable Notes.

Hypothetical Examples and Return Table

Assumptions

The following examples and return table illustrate the payment at maturity or upon an automatic call under different hypothetical scenarios on a hypothetical offering of Notes linked to a hypothetical Underlying Stock assuming the following*:

Hypothetical term:	Approximately 12 months (unless earlier called)
Hypothetical Coupon Rate**:	6.00% per annum (or $5.00 per monthly period)
Hypothetical Initial Price:	$50.00 per share
Hypothetical Conversion Price:	$40.00 (80% of the Initial Price)
Hypothetical Share Delivery Amount:	25 shares per Note ($1,000 / Conversion Price of $40.00)
Hypothetical Principal Amount:	$1,000 per Note
Hypothetical Dividend yield on the Underlying Stock***:	3.00% during the term of the Notes (3.00% annual dividend yield)

*	Actual Coupon Rate and other terms for each Note to be finalized on the Trade Date and provided in the pricing supplement. The actual value of the Coupon Payments you will receive over the term of the Notes (until maturity or an earlier automatic call), the actual market value of the number of shares of the applicable Underlying Stock equal to the Share Delivery Amount or the principal amount, as applicable, you may receive at maturity if the Notes have not been automatically called, and therefore the total return at maturity or upon an automatic call, and the actual Conversion Price applicable to your Notes may be more or less than the amounts displayed in these hypothetical scenarios, and will depend in part on the Initial Price of the applicable Underlying Stock, which will be finalized on the Trade Date and provided in the pricing supplement.
**	Coupon payments will be paid in arrears in monthly installments during the term of the Note (unless earlier called) on an unadjusted basis.
***	Hypothetical dividend yield holders of the hypothetical Underlying Stock might receive over the term of the Notes. Holders of the Notes will not be entitled to any dividend payments received by holders of the Underlying Stock.

The examples below and the return table on the following page are purely hypothetical and are not based on any specific offering of Notes linked to any specific Underlying Stock. These examples and return table are intended to illustrate (a) under what circumstances the Notes will be subject to an automatic call, (b) how the value of the payment at maturity on the Notes will depend on whether the Final Price of the applicable Underlying Stock is below the specified Conversion Price and (c) how the total return on the Notes may be less than the total return on a direct investment in the applicable Underlying Stock in certain scenarios.

Example 1 — Notes Are Called on the First Observation Date

Closing Price at first Observation Date:	$55.00 (at or above Initial Price, Notes are called)
Payment at Call Settlement Date:	$1,005.00
Coupons Previously Paid:	$10.00
Total Payments on the Notes:	$1,015.00
Total Return on the Notes	1.50%

Because the Notes are called on the first Observation Date, we will pay on the Call Settlement Date a cash payment equal to the principal amount plus the coupon for the corresponding Coupon Payment Date. When added to the coupon payments of $10.00 received on previous Coupon Payment Dates, we will have paid you a total of $1,015.00 per Note for a 1.50% total return on the Notes. You will not receive any further payments on the Notes.

Example 2 — Notes Are Called on the Final Valuation Date

Closing Price at first Observation Date:	$45.00 (below Initial Price, Notes NOT called)
Closing Price at second Observation Date:	$40.00 (below Initial Price, Notes NOT called)
Closing Price at third Observation Date:	$45.00 (below Initial Price, Notes NOT called)
Closing Price at Final Valuation Date:	$52.50 (at or above Initial Price, Notes are called)

Payment at Call Settlement Date:	$1,005.00
Coupons Previously Paid:	$55.00
Total Payments on the Notes:	$1,060.00
Total Return on the Notes	6.00%

Because the Notes are called on the final Observation Date (which is the Final Valuation Date), we will pay on the Maturity Date a cash payment equal to the principal amount plus the coupon for the corresponding Coupon Payment Date. When added to the coupon payments of $55.00 received on previous Coupon Payment Dates, we will have paid you a total of $1,060.00 per Note for a 6.00% total return on the Notes.

Example 3 — Notes Are NOT Called and the Final Price Is NOT Below the Conversion Price

Closing Price at first Observation Date:	$45.00 (below Initial Price, Notes NOT called)
Closing Price at second Observation Date:	$40.00 (below Initial Price, Notes NOT called)
Closing Price at third Observation Date:	$45.00 (below Initial Price, Notes NOT called)
Closing Price at Final Valuation Date:	$45.00 (below Initial Price, but above Conversion Price, Notes NOT called)

Payment at Maturity:	$1,005.00
Coupons Previously Paid:	$55.00
Total Payments on the Notes:	$1,060.00
Total Return on the Notes	6.00%

Because the Notes are not called on any Observation Date and the Final Price of the Underlying Stock is not below the Conversion Price, your principal is repaid and we will pay on the Maturity Date a cash payment equal to the principal amount plus the coupon for the corresponding Coupon Payment Date. When added to the coupon payments of $55.00 received on previous Coupon Payment Dates, we will have paid you a total of $1,060.00 per Note for a 6.00% total return on the Notes.

Example 4 — Notes Are NOT Called and the Final Price Is Below the Conversion Price

Closing Price at first Observation Date:	$45.00 (below Initial Price, Notes NOT called)
Closing Price at second Observation Date:	$40.00 (below Initial Price, Notes NOT called)
Closing Price at third Observation Date:	$45.00 (below Initial Price, Notes NOT called)
Closing Price at Final Valuation Date†:	$20.00 (below Initial Price and Conversion Price, Notes NOT called)

Payment at Maturity (consisting of the Share Delivery Amount)†:	$500.00 (25 shares x $20.00)
Coupon Paid at Maturity:	$5.00
Coupons Previously Paid:	$55.00
Total Value Paid or Delivered on the Notes†:	$560.00
Total Return on the Notes†:	-44.00%

Because the Notes are not called on any Observation Date and the Final Price of the Underlying Stock is below the Conversion Price, we will deliver on the Maturity Date the Share Delivery Amount, with any fractional shares included in the Share Delivery Amount paid in cash at the Final Price. The value received at maturity and the total return on the Notes at that time depends on (i) the price of one share of the Underlying Stock on the Maturity Date and (ii) the Final Price for any fractional shares of the Share Delivery Amount. We will also pay the coupon for the corresponding coupon payment. When added to the coupon payments of $55.00 previously received, the value of the Share Delivery Amount and coupons received from us would be worth a total of $560.00 per Note for a loss on the Notes of 44.00%.

†Assumes that the closing price on the Final Valuation Date is also the closing price on the Maturity Date.

Hypothetical Return at Maturity(1)

Underlying Stock			Conversion Event Does Not Occur(2)		Conversion Event Occurs(3)
Hypothetical Final Stock Price(4)	Stock Price Return(5)	Total Return on the Underlying Stock at Maturity(6)	Payment at Maturity + Coupon Payments(7)	Total Return on the Notes at Maturity(8)	Value of Payment at Maturity + Coupon Payments(9)	Total Return on the Notes at Maturity(8)
$75.00	50.00%	53.00%	$1,060.00	6.00%	N/A	N/A
$72.50	45.00%	48.00%	$1,060.00	6.00%	N/A	N/A
$70.00	40.00%	43.00%	$1,060.00	6.00%	N/A	N/A
$67.50	35.00%	38.00%	$1,060.00	6.00%	N/A	N/A
$65.00	30.00%	33.00%	$1,060.00	6.00%	N/A	N/A
$62.50	25.00%	28.00%	$1,060.00	6.00%	N/A	N/A
$60.00	20.00%	23.00%	$1,060.00	6.00%	N/A	N/A
$57.50	15.00%	18.00%	$1,060.00	6.00%	N/A	N/A
$55.00	10.00%	13.00%	$1,060.00	6.00%	N/A	N/A
$52.50	5.00%	8.00%	$1,060.00	6.00%	N/A	N/A
$50.00	0.00%	3.00%	$1,060.00	6.00%	N/A	N/A
$47.50	-5.00%	-2.00%	$1,060.00	6.00%	N/A	N/A
$45.00	-10.00%	-7.00%	$1,060.00	6.00%	N/A	N/A
$42.50	-15.00%	-12.00%	$1,060.00	6.00%	N/A	N/A
$40.00	-20.00%	-17.00%	$1,060.00	6.00%	N/A	N/A
$39.50	-21.00%	-18.00%	N/A	N/A	$1,047.50	4.75%
$38.80	-22.40%	-19.40%	N/A	N/A	$1,030.00	3.00%
$37.50	-25.00%	-22.00%	N/A	N/A	$997.50	-0.25%
$35.00	-30.00%	-27.00%	N/A	N/A	$935.00	-6.50%
$32.50	-35.00%	-32.00%	N/A	N/A	$872.50	-12.75%
$30.00	-40.00%	-37.00%	N/A	N/A	$810.00	-19.00%
$27.50	-45.00%	-42.00%	N/A	N/A	$747.50	-25.25%
$25.00	-50.00%	-47.00%	N/A	N/A	$685.00	-31.50%
$20.00	-60.00%	-57.00%	N/A	N/A	$560.00	-44.00%
$15.00	-70.00%	-67.00%	N/A	N/A	$435.00	-56.50%
$10.00	-80.00%	-77.00%	N/A	N/A	$310.00	-69.00%
$5.00	-90.00%	-87.00%	N/A	N/A	$185.00	-81.50%
$0.00	-100.00%	-97.00%	N/A	N/A	$60.00	-94.00%

(1)	This table assumes that the Notes are not called at any time during the term of the Notes prior to the Final Valuation Date pursuant to the call feature.
(2)	A conversion event does not occur if the hypothetical Final Price of the Underlying Stock is not below the hypothetical Conversion Price.
(3)	A conversion event occurs if the hypothetical Final Price of the Underlying Stock is below the hypothetical Conversion Price.
(4)	If the hypothetical Final Price of the Underlying Stock is not below the Conversion Price, the hypothetical Final Stock Price represents the closing price of one share of the Underlying Stock as of the Final Valuation Date. If the hypothetical Final Price of the Underlying Stock is below the hypothetical Conversion Price on the Final Valuation Date, the hypothetical Final Stock Price represents the closing price of one share of the Underlying Stock as of the Final Valuation Date and the Maturity Date.
(5)	The stock price return is provided for illustrative purposes only.
(6)	The total return on the Underlying Stock at maturity includes a 3.00% cash dividend payment.
(7)	Payment consists of the Principal Amount plus Coupon Payments of 6.00% per annum.
(8)	The total return on the Notes at maturity includes Coupon Payments of 6.00% per annum.
(9)	The actual value of this payment consists of the market value of a number of shares of the Underlying Stock equal to the Share Delivery Amount, valued and delivered as of the Maturity Date, with any fractional shares paid in cash at the Final Price, plus Coupon Payments of 6.00% per annum.

The numbers appearing in these hypothetical examples have been rounded for ease of analysis.

Because the closing price of one share of each Underlying Stock may be subject to significant fluctuation over the term of the Notes, it is not possible to present a chart or table illustrating the complete range of possible payment and total return on the Notes at maturity for any specific offering of Notes linked to any specific Underlying Stock.

The hypothetical returns and hypothetical payments on the Notes shown above apply only if you hold the Notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Underlying Stocks

Included on the following pages is a brief description of the issuers of the Underlying Stocks. This information has been obtained from publicly available sources, without independent verification. Set forth below is a table that provides the quarterly high and low closing prices of one share of each Underlying Stock. The information given below is for the four calendar quarters in each of 2008, 2009, 2010, 2011 and 2012 and the first, second and third calendar quarters of 2013. Partial data is provided for the fourth calendar quarter of 2013. We obtained the closing price information set forth below from the Bloomberg Professional® service ("Bloomberg"), without independent verification. You should not take the historical prices of any Underlying Stock as an indication of future performance.

Each of the Underlying Stocks is registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of each Underlying Stock with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC's web site is http://www.sec.gov. Information filed with the SEC by the issuer of each Underlying Stock under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. We do not make any representation that these publicly available documents are accurate or complete.

Anadarko Petroleum Corporation

According to its publicly available filings with the SEC, Anadarko Petroleum Corporation, which we refer to as Anadarko, is an independent oil and gas exploration and production company. The common stock of Anadarko, par value $0.10 per share (Bloomberg ticker: APC), is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Anadarko in the accompanying product supplement no. UBS-2-III. Anadarko's SEC file number is 001-08968.

Historical Information Regarding the Common Stock of Anadarko

The following table sets forth the quarterly high and low closing prices of one share of the common stock of Anadarko, based on daily closing prices on the primary exchange for Anadarko, as reported by Bloomberg. The closing price of one share of the common stock of Anadarko on December 17, 2013 was $79.11. The actual Initial Price will be the closing price of one share of the common stock of Anadarko on the Trade Date. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of one share of the common stock of Anadarko has experienced significant fluctuations. The historical performance of the common stock of Anadarko should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the common stock of Anadarko during the term of the Notes. We cannot give you assurance that the performance of the common stock of Anadarko will result in the return of any of your principal. We make no representation as to the amount of dividends, if any, that Anadarko will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Anadarko.

Quarter Begin	Quarter End		Quarterly Closing High	Quarterly Closing Low	Close
1/1/2008	3/31/2008		$66.75	$54.05	$63.03
4/1/2008	6/30/2008		$79.86	$62.56	$74.84
7/1/2008	9/30/2008		$74.47	$44.86	$48.51
10/1/2008	12/31/2008		$48.21	$27.17	$38.55
1/1/2009	3/31/2009		$43.84	$31.15	$38.89
4/1/2009	6/30/2009		$51.96	$40.52	$45.39
7/1/2009	9/30/2009		$64.85	$41.66	$62.73
10/1/2009	12/31/2009		$69.36	$57.11	$62.42
1/1/2010	3/31/2010		$73.14	$62.33	$72.83
4/1/2010	6/30/2010		$74.74	$34.83	$36.09
7/1/2010	9/30/2010		$57.68	$37.17	$57.05
10/1/2010	12/31/2010		$76.16	$56.05	$76.16
1/1/2011	3/31/2011		$83.17	$74.18	$81.92
4/1/2011	6/30/2011		$84.71	$69.65	$76.76
7/1/2011	9/30/2011		$84.28	$63.05	$63.05
10/1/2011	12/31/2011		$83.95	$60.53	$76.33
1/1/2012	3/31/2012		$88.05	$77.33	$78.34
4/1/2012	6/30/2012		$79.21	$57.12	$66.20
7/1/2012	9/30/2012		$75.59	$64.77	$69.92
10/1/2012	12/31/2012		$76.32	$66.18	$74.31
1/1/2013	3/31/2013		$88.88	$76.06	$87.45
4/1/2013	6/30/2013		$91.46	$79.45	$85.93
7/1/2013	9/30/2013		$95.53	$86.77	$92.99
10/1/2013	12/17/2013	*	$97.76	$78.30	$79.11

*	As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2013 includes data for the period from October 1, 2013 through December 17, 2013. Accordingly, the "Quarterly High," "Quarterly Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2013.

The graph below illustrates the daily performance of the common stock of Anadarko from January 2, 2003 through December 17, 2013, based on information from Bloomberg, without independent verification. The dotted line represents a hypothetical Conversion Price, equal to 85% of the closing price on December 17, 2013. The actual Conversion Price will be based on the closing price of one share of the common stock of Anadarko on the Trade Date.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Halliburton Company

According to its publicly available filings with the SEC, Halliburton Company, which we refer to as Halliburton, is a provider of services and products to the energy industry related to the exploration, development and production of oil and natural gas. The common stock of Halliburton, par value $2.50 per share (Bloomberg ticker: HAL), is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Halliburton in the accompanying product supplement no. UBS-2-III. Halliburton's SEC file number is 001-03492.

Historical Information Regarding the Common Stock of Halliburton

The following table sets forth the quarterly high and low closing prices of one share of the common stock of Halliburton, based on daily closing prices on the primary exchange for Halliburton, as reported by Bloomberg. The closing price of one share of the common stock of Halliburton on December 17, 2013 was $49.35. The actual Initial Price will be the closing price of one share of the common stock of Halliburton on the Trade Date. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of one share of the common stock of Halliburton has experienced significant fluctuations. The historical performance of the common stock of Halliburton should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the common stock of Halliburton during the term of the Notes. We cannot give you assurance that the performance of the common stock of Halliburton will result in the return of any of your principal. We make no representation as to the amount of dividends, if any, that Halliburton will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Halliburton.

Quarter Begin	Quarter End		Quarterly Closing High	Quarterly Closing Low	Close
1/1/2008	3/31/2008		$39.33	$31.75	$39.33
4/1/2008	6/30/2008		$53.07	$39.42	$53.07
7/1/2008	9/30/2008		$53.91	$30.29	$32.39
10/1/2008	12/31/2008		$30.32	$13.46	$18.18
1/1/2009	3/31/2009		$21.16	$14.78	$15.47
4/1/2009	6/30/2009		$24.33	$15.55	$20.70
7/1/2009	9/30/2009		$28.32	$18.72	$27.12
10/1/2009	12/31/2009		$31.75	$25.74	$30.09
1/1/2010	3/31/2010		$34.60	$28.10	$30.13
4/1/2010	6/30/2010		$34.96	$21.15	$24.55
7/1/2010	9/30/2010		$33.40	$24.98	$33.07
10/1/2010	12/31/2010		$41.15	$31.40	$40.83
1/1/2011	3/31/2011		$49.84	$38.17	$49.84
4/1/2011	6/30/2011		$51.00	$45.33	$51.00
7/1/2011	9/30/2011		$57.27	$30.52	$30.52
10/1/2011	12/31/2011		$39.13	$28.68	$34.51
1/1/2012	3/31/2012		$38.51	$32.48	$33.19
4/1/2012	6/30/2012		$35.03	$26.70	$28.39
7/1/2012	9/30/2012		$37.44	$28.36	$33.69
10/1/2012	12/31/2012		$35.65	$29.95	$34.69
1/1/2013	3/31/2013		$43.32	$35.71	$40.41
4/1/2013	6/30/2013		$45.55	$37.21	$41.72
7/1/2013	9/30/2013		$50.32	$42.45	$48.15
10/1/2013	12/17/2013	*	$56.26	$48.40	$49.35

*	As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2013 includes data for the period from October 1, 2013 through December 17, 2013. Accordingly, the "Quarterly High," "Quarterly Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2013.

The graph below illustrates the daily performance of the common stock of Halliburton from January 2, 2003 through December 17, 2013, based on information from Bloomberg, without independent verification. The dotted line represents a hypothetical Conversion Price, equal to 90% of the closing price on December 17, 2013. The actual Conversion Price will be based on the closing price of one share of the common stock of Halliburton on the Trade Date.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Fortinet, Inc.

According to its publicly available filings with the SEC, Fortinet, Inc., which we refer to as Fortinet, is a provider of network security solutions that offer protection against dynamic security threats and simplify the information technology security infrastructure for enterprises, service providers and governmental entities. The common stock of Fortinet, par value $0.001 per share (Bloomberg ticker: FTNT), is listed on The NASDAQ Stock Market, which we refer to as the Relevant Exchange for purposes of Fortinet in the accompanying product supplement no. UBS-2-III. Fortinet's SEC file number is 001-34511.

Historical Information Regarding the Common Stock of Fortinet

The following table sets forth the quarterly high and low closing prices of one share of the common stock of Fortinet, based on daily closing prices on the primary exchange for Fortinet, as reported by Bloomberg. The closing price of one share of the common stock of Fortinet on December 17, 2013 was $17.88. The actual Initial Price will be the closing price of one share of the common stock of Fortinet on the Trade Date. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of one share of the common stock of Fortinet has experienced significant fluctuations. The historical performance of the common stock of Fortinet should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the common stock of Fortinet during the term of the Notes. We cannot give you assurance that the performance of the common stock of Fortinet will result in the return of any of your principal. We make no representation as to the amount of dividends, if any, that Fortinet will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Fortinet.

Quarter Begin		Quarter End		Quarterly Closing High	Quarterly Closing Low	Close
11/18/2009	*	12/31/2009		$9.18	$8.28	$8.79
1/1/2010		3/31/2010		$10.06	$7.85	$8.79
4/1/2010		6/30/2010		$9.32	$7.51	$8.22
7/1/2010		9/30/2010		$12.61	$8.00	$12.50
10/1/2010		12/31/2010		$16.73	$12.04	$16.18
1/1/2011		3/31/2011		$22.00	$16.55	$22.00
4/1/2011		6/30/2011		$27.29	$18.94	$27.29
7/1/2011		9/30/2011		$28.17	$16.25	$16.80
10/1/2011		12/31/2011		$25.76	$16.53	$21.81
1/1/2012		3/31/2012		$27.83	$19.90	$27.65
4/1/2012		6/30/2012		$28.44	$20.41	$23.22
7/1/2012		9/30/2012		$27.68	$20.93	$24.14
10/1/2012		12/31/2012		$24.80	$17.81	$21.07
1/1/2013		3/31/2013		$25.00	$19.06	$23.68
4/1/2013		6/30/2013		$22.98	$16.53	$17.50
7/1/2013		9/30/2013		$21.43	$17.28	$20.26
10/1/2013		12/17/2013	**	$21.98	$16.76	$17.88

*	The common stock of Fortinet, Inc. commenced trading on November 18, 2009. Accordingly, the "Quarterly High," "Quarterly Low" and "Close" data indicated for the fourth calendar quarter of 2009 are for the shortened period from November 18, 2009 through December 31, 2009.
**	As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2013 includes data for the period from October 1, 2013 through December 17, 2013. Accordingly, the "Quarterly High," "Quarterly Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2013.

The graph below illustrates the daily performance of the common stock of Fortinet from November 18, 2009 through December 17, 2013, based on information from Bloomberg, without independent verification. The common stock of Fortinet began trading on The NASDAQ Stock Market on November 18, 2009, and therefore has a limited performance history. The dotted line represents a hypothetical Conversion Price, equal to 80% of the closing price on December 17, 2013. The actual Conversion Price will be based on the closing price of one share of the common stock of Fortinet on the Trade Date.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Supplemental Underwriting Information

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Notes that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See "Supplemental Use of Proceeds" in this free writing prospectus and "Use of Proceeds and Hedging" beginning on page PS-18 of the accompanying product supplement no. UBS-2-III.

The total aggregate principal amount of Notes being offered by this free writing prospectus may not be purchased by investors in the offering. Under these circumstances, JPMS will retain the unsold portion of the offering and has agreed to hold such Notes for investment for a period of at least 30 days. The unsold portion of Notes will not exceed 15% of the aggregate principal amount of Notes. See "Underwriting (Conflicts of Interest)" beginning on page PS-39 of the accompanying product supplement no. UBS-2-III for additional information.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Settlement Date set forth on the front cover of this free writing prospectus, which will be the sixth business day following the expected Trade Date of the Notes (this settlement cycle being referred to as T+6). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the Trade Date or the two succeeding business days will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

JPMS's Estimated Value of the Notes

For each offering of the Notes, JPMS's estimated value of the Notes set forth on the cover of this free writing prospectus is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. JPMS's estimated value does not represent a minimum price at which JPMS would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS's estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see "Key Risks — Risks Relating to the Notes Generally — JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt." The value of the derivative or derivatives underlying the economic terms of the Notes is derived from JPMS's internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS's estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time. See "Key Risks — Risks Relating to the Notes Generally — JPMS's Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others' Estimates."

JPMS's estimated value of the Notes will be lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See "Key Risks — Risks Relating to the Notes Generally — JPMS's Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes" in this free writing prospectus.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the Notes, see "Key Risks — Risks Relating to the Notes Generally — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors" in this free writing prospectus. In addition, we generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be approximately five months. The length of any such initial period reflects secondary market volumes for the Notes, the structure of the Notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Notes and when these costs are incurred, as determined by JPMS. See "Key Risks — Risks Relating to the Notes Generally — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Notes for a Limited Time Period."

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Notes.

The Notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Notes. See "Hypothetical Examples and Return Table" in this free writing prospectus for an illustration of the risk-return profile of the Notes and the section for the applicable Underlying Stock set forth under "The Underlying Stocks" in this free writing prospectus for a description of the market exposure provided by the Notes.

The original issue price of the Notes is equal to JPMS's estimated value of the Notes plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the applicable Notes, plus the estimated cost of hedging our obligations under the applicable Notes.

For purposes of the Notes offered by this free writing prospectus, the first and second paragraph of the section entitled "Use of Proceeds and Hedging" on page PS-18 of the accompanying product supplement no. UBS-2-III are deemed deleted in their entirety. Please refer instead to the discussion set forth above.